SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (Date of earliest event reported): July 31, 2003

                             WILLIAMS SCOTSMAN, INC.
             (Exact name of Registrant as specified in its Charter)



                        Commission File Number: 033-68444




         Maryland                  033-68444                     52-0665775
     (State or other        (Commission File Number)          (I.R.S. Employer
     jurisdiction of                                        Identification No.)
     or organization)

8211 Town Center Drive                                             21236
  Baltimore, Maryland                                            (Zip Code)
(Address of principal
  executive offices)

                                 (410) 931-6000
              (Registrant's telephone number, including area code)

                                      None
              (Former name, former address and former fiscal year
                        - if changed since last report)




-------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS

On July 31, 2003, Williams Scotsman, Inc. issued a press release announcing its intention to raise $150 million through an offering of senior secured notes pursuant to an exemption from the registration requirements of the Securities Act of 1933. The press release relating to the offering is attached as Exhibit
99.1 to this report.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits

EXHIBIT NO.               DESCRIPTION OF EXHIBIT
-----------------         -----------------------------------------------------
99.1                      Press Release dated July 31, 2003 with respect to
                          Registrant's proposed offering of $150 million of senior secured notes.

99.2* Press Release dated July 31, 2003 with respect to Registrant's financial results for the three and six month periods ended June 30, 2003.

* Exhibit 99.2 hereto is furnished pursuant to Item 12 hereof and is not intended to be incorporated by reference into any registration statement under the Securities Act of 1933.


ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 31, 2003, Williams Scotsman, Inc. issued a press release announcing its results of operations for the three and six month periods ended June 30, 2003. A copy of the press release, including text and tables, is attached as Exhibit
99.2 below to this Current Report on Form 8-K.

The information in Item 12 of this Current Report on Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 12 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          WILLIAMS SCOTSMAN, INC.



                                          By:  /s/ Gerard E. Holthaus
                                             --------------------------
                                                Gerard E. Holthaus
                                                Chief Executive Officer

Dated: July 31, 2003


                                          By: /s/ John C. Cantlin
                                              ------------------------
                                               John C. Cantlin
                                               Chief Financial Officer


Dated: July 31, 2003



                                  EXHIBIT INDEX


Exhibit                                       Description
-------                                       ---------------------------------
99.1                                          Press Release dated July 31, 2003
99.2                                          Press Release dated July 31, 2003

                                                     Exhibit 99.1-Press Release

                                                     For Immediate Release


For Further Information Contact:
         John C. Cantlin
         Chief Financial Officer
         (410) 931-6108


     WILLIAMS SCOTSMAN, INC ANNOUNCES PROPOSED OFFERING OF $150 MILLION OF
                              SENIOR SECURED NOTES

Baltimore, MD, July 31, 2003 - Williams Scotsman, Inc. announced today that, subject to market and other conditions, it intends to sell $150 million of senior secured notes pursuant to an exemption from the registration requirements of the Securities Act of 1933. The Company expects to use the net proceeds from the offering to reduce the outstanding borrowings and/or commitments under its credit facility. It is expected that the offering will be completed during the third quarter.

The senior secured notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Williams Scotsman, Inc., headquartered in Baltimore, MD, is the second largest lessor of mobile office and storage units in the United States and Canada, ranked by fleet size and revenues. For additional information on the Company, please visit its web site at www.willscot.com.

                              NOTE TO PRESS RELEASE

     This press release contains forward-looking statements regarding Williams Scotsman and its financing arrangements, including its expectations that this offering will be successfully completed consistent with the terms outlined above. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, satisfaction of customary closing conditions, as well as changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing and global political developments. Except as expressly required by law, Williams Scotsman disclaims any obligation to update these forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                                   Exhibit 99.2 - Press Release

For Further Information Contact:
         John C. Cantlin
         Chief Financial Officer
         (410) 931-6108


    WILLIAMS SCOTSMAN, INC. REPORTS OPERATING RESULTS FOR SECOND QUARTER 2003

Baltimore, MD, July 31, 2003 - Williams Scotsman, Inc. announced today cash flow from operating activities of $29.5 million for the second quarter of 2003; an increase of 94.2% from the $15.2 million in the second quarter of 2002. Adjusted EBITDA for the second quarter of 2003 was $39.4 million, which was down 7.5% from the $42.6 million in the comparable period of 2002. Revenues for the quarter ended June 30, 2003 decreased 7.1% to $107.8 million from $116.1 million in the comparable period of 2002. Gross profit, excluding depreciation and amortization, for the quarter ended June 30, 2003 was $57.0 million, an 8.6% decrease from the second quarter 2002 gross profit of $62.4 million. The Company reported cash flow from operating activities of $56.4 million for the six months ended June 30, 2003; an increase of 23.9% from the $45.5 million in the comparable period of 2002. Adjusted EBITDA for the first half of 2003 was $76.1 million, which was down 10.1% from the $84.6 million in the comparable period of 2002. Revenues for the six months ended June 30, 2003 decreased 11.6% to $208.5 million from $236.0 million in the same period of 2002. Gross profit, excluding depreciation and amortization, for the six months ended June 30, 2003 was $113.3 million, a 10.0% decrease from the first half of 2002 gross profit of $125.9 million.

The substantial increases in net cash flow from operating activities for the three and six month periods ended June 30, 2003 over the same periods in 2002 are primarily a result of the Company's efforts to increase working capital.

The Company's financial results reflect a 6.8% and a 7.4% decrease in leasing revenue for the three and six month periods ended June 30, 2003, respectively. This decrease in leasing revenues is due to continued soft economic conditions, which impacted fleet utilization, as well as competitive pricing pressures. Average fleet utilization of approximately 76% for the second quarter and first half of 2003 was down approximately 2% from the same periods of the prior year. The average monthly rental rate decreased 5% and 4% to $251 and $253 for the second quarter and first half of the year, respectively. Delivery and installation revenues decreased by 5.0% and 17.9% and new unit sales revenues decreased 12.4% and 20.8% for the three and six month periods ended June 30, 2003, respectively. These decreases were primarily due to a large school project in 2002 which accounted for 44% of the decrease in new unit sales and delivery and installation revenues for the first half of 2003. In addition, the impact of severe weather, particularly in the mid-Atlantic and northeastern parts of the United States, and the growing effect of state budget issues in certain parts of the country have produced some delays of projects and initiatives that affected the Company's operating results for both the second quarter and first half of 2003.

Gross profit from leasing, excluding depreciation and amortization, decreased by 7.2% to $42.2 million for the second quarter and by 7.5% to $85.2 million for the six month period ended June 30, 2003. This decrease, that resulted from the decrease in revenue described above, was partially offset by a $.6 million and $1.7 million improvement in cost of leasing for the second quarter and the six month period ended June 30, 2003, respectively, as compared to the same periods of 2002. The leasing gross margin percentage remained relatively flat for both the quarter and six months ended June 2003 in comparison with the same periods of the prior year. The decrease in new unit sales and delivery and installation gross profit dollars resulted from the decrease in revenue described above, as well as increased redeployment costs.

Selling, general and administrative expenses for the quarter ended June 30, 2003 decreased by $2.2 million or 10.9% to $17.7 million from $19.8 million in the same period 2002. Selling, general and administrative expenses for the six months ended June 30, 2003 decreased by $4.1 million or 9.9% to $37.3 million from $41.3 million in the same period 2002. This was achieved by continuing the Company's cost control initiatives, primarily reductions in personnel related costs.

The Company is in the process of exploring opportunities to refinance a portion of its existing credit facility. On July 31, management held a conference call with its bank group to discuss proposed amendments to the leverage, interest coverage, and utilization covenants contained in the bank agreement. The Company expects this refinancing and the amendments, if successful, to be completed during the third quarter.

Williams Scotsman has scheduled a conference call for Friday, August 1, 2003 at 2:00 PM Eastern Time to discuss its second quarter results. To participate in the conference call, dial 952-556-2803 and ask to be placed into the Williams Scotsman call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on August 9, 2003. To access the replay, dial 800-615-3210 domestically (international callers can dial 703-326-3020) and enter confirmation # 215911.

Williams Scotsman, Inc., headquartered in Baltimore, MD, is the second largest lessor of mobile office and storage units in the United States and Canada, ranked by fleet size and revenues. For additional information on the Company, please visit its web site at www.willscot.com.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings. The Company assumes no obligation to update any forward-looking statement.



                             Williams Scotsman, Inc.
            Summary Consolidated Financial Information ( unaudited )
                             (dollars in thousands)


                                \-----Six Months Ended June 30,----\       \Three Months Ended June 30, 2003\
Operations Data:                                             Percent                                  Percent
Revenues                             2003           2002     Change            2003          2002     Change
                                     ----           ----     ------            ----          ----     ------

Leasing                          $  107,034     $ 115,643     -7.4%         $ 53,560     $  57,447     -6.8%
Sales:

   New Units                         32,677        41,265    -20.8%           18,027        20,582     -12.4%
   Rental equipment                   9,653        10,179     -5.2%            5,236         5,518      -5.1%
Delivery and installation            40,302        49,104    -17.9%           21,374        22,495      -5.0%
Other                                18,868        19,773     -4.6%            9,631        10,055      -4.2%
                                     ------        ------                    -------       -------
   Total revenues                   208,534       235,964    -11.6%          107,828       116,097      -7.1%

Gross profit
Leasing, excluding depreciation
   and amortization                  85,173        92,102     -7.5%           42,128        45,394      -7.2%
Sales:
  New units                           5,481         6,894    -20.5%            2,753         3,287     -16.2%
  Rental equipment                    1,877         2,241    -16.2%            1,013         1,305     -22.4%
Delivery and installation             5,479         8,924    -38.6%            3,350         4,321     -22.5%
Other                                15,294        15,749     -2.9%            7,779         8,092      -3.9%
                                    -------       -------                     ------        ------
  Total gross profit                113,304       125,910    -10.0%           57,023        62,399      -8.6%

Selling, general & administrative
expenses (excluding non-cash
charges)                             37,253        41,340     -9.9%           17,662        19,833     -10.9%


ADJUSTED EBITDA (a)                  76,051        84,570    -10.1%           39,361        42,566      -7.5%
Interest expense                     40,906        42,532     -3.8%           20,259        21,361      -5.2%
Depreciation and amortization        31,949        28,346     12.7%           16,241        14,289      13.7%
Non-cash charges: non-cash stock
compensation expense                  1,705         2,610    -34.7%            1,694         2,610      -35.1%
Income tax expense                      596         4,459    -86.6%              466         1,410      -67.0%
                                      -----         -----                       ----         -----
Net Income                       $      895      $  6,623    -86.5%         $    701     $   2,896      -75.8%
                                      =====         =====                       ====         =====

Reconciliation of Adjusted EBITDA to cash flow from operating activities - the most comparable GAAP measure:

Adjusted EBITDA (a)              $   76,051      $ 84,570                   $ 39,361     $  42,566
Decrease (increase) in net
  accounts receivable                 9,306         5,287                     (1,211)       (1,034)
Increase (decrease) in
  accounts payable
  and accrued expenses                9,191          (945)                    17,899         6,629
Interest paid                       (38,005)      (37,559)                   (32,225)      (30,297)
Decrease in other assets              2,461         2,499                      6,449         3,745
(Decrease) increase in other
  liabilities                          (729)       (6,083)                       245        (5,108)
Gain on sale of rental equipment     (1,877)       (2,241)                    (1,013)       (1,305)
                                      -----         -----                      -----         -----
Cash flow from operating
  activities                     $   56,398      $ 45,528                   $ 29,505     $  15,196
                                     ======        ======                     ======        ======

(a) The Company defines Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization and non-cash charges. The Company utilizes Adjusted EBITDA when interpreting operating trends and results of operations of its core business operations. Accordingly, the Company believes that Adjusted EBITDA provides additional information with respect to its overall operating performance and its ability to incur and service debt, make capital expenditures and meet working capital requirements. However, Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because Adjusted EBITDA excludes some, but not all, items that affect net income and may vary among companies, the Adjusted EBITDA mentioned above may not be comparable to similarly titled measures of other companies.

                             Williams Scotsman, Inc.
                Summary Consolidated Financial Information (continued)
                                  (unaudited)
                 (dollars in thousands, except monthly rental rates)

                                                                 June 30,
                                                             2003        2002
Balance Sheet Data (at period end):                         -------     -------
Rental equipment, net                                     $ 851,117   $ 860,421
Total assets                                              1,218,788   1,249,243
Total debt                                                  952,653   1,019,316


Financial Ratio Data (at period end):
Leverage ratio (b)                                             5.75        5.62
Leverage ratio (c)                                             8.68       14.35
Cash interest coverage ratio  (b)                              2.12        2.42
Cash interest coverage ratio  (c)                              1.41        0.95





                                       Six Months Ended      Three Months Ended
                                           June 30,               June 30,
Other Data:                             2003      2002         2003      2002
                                      -------    -------     --------   -------
Lease fleet units (d)                  93,800     93,500       93,800    93,500
Lease fleet units (e)                  93,700     93,700       93,600    93,600
Utilization rate (e)                       76%        78%          76%       78%
Monthly rental rate (e)              $    253  $     264    $     251  $    264
Fleet capital expenditures (b)       $ 15,321  $  13,900    $  10,064  $  6,896
Total capital expenditures (b)       $ 19,679  $  20,803    $  12,144  $ 11,043
Availability under revolving
  credit facility (b) (d) (f)        $213,154  $ 161,633    $ 213,154  $161,633


Reconciliation of Adjusted EBITDA used in calculating leverage and cash interest coverage ratio covenants per the credit agreement to cash flow from operating activities-the most comparable GAAP measure:

                                                               As of June 30,
                                                              2003        2002
                                                            -------     -------
Adjusted EBITDA - trailing 12 months (b)(g)               $ 165,735    $181,457
   Decrease (increase) in net accounts receivable            14,453      (4,687)
   Increase (decrease) in accounts payable and
      accrued expenses                                       11,605      (5,372)
   Interest paid                                            (77,190)    (78,673)
   Decrease (increase) in other assets                        3,293      (8,729)
   Decrease in other liabilities                             (1,669)     (7,827)
   Gain on sale of rental equipment                          (5,462)     (5,132)
   Pro forma EBITDA impact of acquisitions (b)               (1,031)          -
                                                            -------       -----
Cash flow from operating activities - trailing
    12 months                                             $ 109,734   $  71,037
                                                            =======      ======

(b)Calculated in accordance with the Company's  credit  agreement
(c)Calculated using cash flow from operating activities, the most comparable GAAP measure
(d)End of period
(e)Average for period
(f)Because of leverage ratio covenant restrictions, borrowing availability at June 30, 2003 and 2002 was limited to $8,610 and $51,280, respectively.
(g)The Adjusted EBITDA used in calculating the cash interest coverage covenant for the 12 month trailing periods ended June 2003 and 2002 is $164,704 and $181,457 respectively.